Exhibit 99.1

Society Pass Incorporated Announces 1-for-15 Reverse Split

NEW YORK, April 26, 2024 (GLOBE NEWSWIRE) -- Society Pass Inc. (Nasdaq: SOPA) (“SOPA” or the “Company”), Southeast Asia’s (SEA) next generation, e-commerce ecosystem, today announced that the board approved a proposed 1-for-15 shares reverse split of its common stock (the “Reverse Split”).

Beginning with the opening of trading on May 1, 2024, the Company’s common stock will begin trading on a post-Reverse Split basis on the Nasdaq Capital Market under the same symbol “SOPA”, but under a new CUSIP number of 83370P201. The objective of the Reverse Split is to enable the Company to regain compliance with Nasdaq Marketplace Rule 5550(a)(2) and maintain its listing on the Nasdaq Capital Market.

Upon the effectiveness of the Reverse Split, every fifteen issued and outstanding shares of common stock with a par value of US$0.0001 each will automatically be consolidated into one issued and outstanding common stock with a par value of US$0.0001 each. No fractional shares will be issued as a result of the Reverse Split. Instead, any fractional shares that would have resulted from the Reverse Split will be rounded up to the next whole number. The Reverse Split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding common stock, except for adjustments that may result from the treatment of fractional shares. The Reverse Split will also reduce the number of authorized shares by the same ratio as the Reverse Split. The Reverse Split was approved by the Company’s board of directors. The Company has filed a certificate of change with the Secretary of State of Nevada.

About Society Pass Inc.

Founded in 2018 as an e-commerce ecosystem in the fast growing markets of Vietnam, Indonesia, Philippines, Singapore and Thailand, which account for more than 80% of the SEA population, and with offices located in Bangkok, Ho Chi Minh City, Jakarta, Manila, and Singapore, Society Pass Incorporated (Nasdaq: SOPA) is an acquisition-focused holding company operating interconnected verticals (loyalty, digital media, travel, telecommunications, and lifestyle) throughout SEA.

Cautionary Note Concerning Forward-Looking Statements

This press release may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Rokas Sidlauskas
Chief Marketing Officer
rokas@thesocietypass.com